October 25, 2006

VIA FACSIMILE

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Attn: Max A. Webb

Re:  Turquoise Card Backed Securities plc, et al Pre-Effective Amendment No. 3
     to Registration Statement on Form S-3 number 333-136826; 333-136826-01&02
     (the "Registration Statement")

Dear Mr. Webb:

The registrants respectfully request the acceleration of the effective date of the Registration Statement pursuant to Rule 461 under the Securities Act of
1933, as amended, so that it becomes effective at 9:00 a.m. on October 26, 2006, or as soon thereafter as practicable. The registrants acknowledge that:

     o    Should the Commission or the staff, acting pursuant to delegated authority, declare the filing effective, such action does not preclude the Commission from taking any action with respect to the filing.

     o    The action of the Commission or the staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the registrants from full responsibility for the adequacy and accuracy of the disclosure in the filing.

     o    The registrants may not assert the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Sincerely,

TURQUOISE CARD BACKED SECURITIES PLC

By: /s/ Ruth Samson
    ---------------------------------
Name:  Ruth Samson
Title: Director

TURQUOISE RECEIVABLES TRUSTEE LIMITED

By: /s/ Shane Michael Hollywood
    ---------------------------------
Name:  Shane Michael Hollywood
Title: Director

TURQUOISE FUNDING 1 LIMITED

By: /s/ Shane Michael Hollywood
    ---------------------------------
Name:  Shane Michael Hollywood
Title: Director

CC:  Rolaine Bancroft
     U.S. Securities and Exchange Commission

October 25, 2006

VIA FACSIMILE

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Attn: Max A. Webb

Re:  Turquoise Card Backed Securities plc, et al Pre-Effective Amendment No. 3
     to Registration Statement on Form S-3 number 333-136826; 333-136826-01&02
     (the "Registration Statement")

Dear Mr. Webb:

The undersigned managing underwriter respectfully requests the acceleration of the effective date of the Registration Statement pursuant to Rule 461 under the
Securities Act of 1933, as amended, so that it becomes effective at 9:00 a.m. on
October 26, 2006, or as soon thereafter as practicable.

Sincerely,

HSBC SECURITIES (USA) INC.

By:    /s/ Marta G. Ricardo
       ---------------------------------
Name:  Marta G. Ricardo
Title: Managing Director

CC:  Rolaine Bancroft
     U.S. Securities and Exchange Commission